Exhibit 99.1
Central Jersey Bancorp Press Release

Central Jersey Bancorp Reports Fourth Quarter Earnings

LONG BRANCH, NEW JERSEY, January 26, 2006 (NASDAQ Capital Market: CJBK) - Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., reported net income of $759,000 for the three months ended December 31, 2005, as compared to net income of $309,000 for the same period in 2004. The increase in reported earnings was primarily attributable to the combination of Central Jersey Bancorp and Allaire Community Bank, effective January 1, 2005, as the reported earnings and balance sheet figures for the three and twelve months ended December 31, 2004 do not include those of Allaire Community Bank. Basic and diluted earnings per share for the three months ended December 31, 2005 were $0.10 and $0.09, respectively, as compared to $0.08 for both for the same period in 2004. Per share earnings have been adjusted in both periods to reflect the six-for-five stock split paid by Central Jersey Bancorp on July 30, 2004 and the two-for-one stock split paid by Central Jersey Bancorp on July 1, 2005. The net income results for the three months ended December 31, 2005 include combination-related core deposit intangible amortization expense of $172,000 (pre-tax) and additional expense of $60,000 (pre-tax) relating to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

For the year ended December 31, 2005, Central Jersey Bancorp reported net income of $2.6 million, as compared to $1.2 million in 2004. Basic and diluted earnings per share for the year ended December 31, 2005 were $0.34 and $0.31, respectively, as compared to $0.33 and $0.31, respectively, in 2004. The net income results for the year ended December 31, 2005 include combination-related core deposit intangible amortization expense of $688,000 (pre-tax) and additional expense of $240,000 (pre-tax) relating to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

George S. Callas, Chairman of the Board of Directors, and James S. Vaccaro, President and CEO, commented that, “2005 was a very challenging year for Central Jersey Bancorp. The successful combination with Allaire Community Bank has resulted in Central Jersey Bank, N.A. becoming the premier community bank on the Jersey Shore from both a strategic and an operating perspective. With fourteen branch locations and a higher legal lending limit of approximately $6.0 million resulting from the combination, we are better able to meet the banking needs of our loyal customers. In addition, operating efficiencies being realized from the combination are beginning to have a positive impact on our underlying cost structure and resultant earnings.”

Results of Operations

Net interest income was $4.4 million for the three months ended December 31, 2005, as compared to $2.2 million for the same period in 2004, and was comprised primarily of $49,000 in interest on federal funds sold and due from banks, $5.3 million in interest on loans and $1.4 million in interest on securities, less interest expense on deposits of $2.0 million, interest expense on borrowed funds of $211,000 and interest expense on subordinated debentures of $95,000. Net interest income was $17.4 million for the year ended December 31, 2005, as compared to $8.5 million in 2004, and was comprised primarily of $239,000 in interest on federal funds sold and due from banks, $18.7 million in interest on loans and $6.0 million in interest on securities, less interest expense on deposits of $6.6 million, interest expense on borrowed funds of $547,000 and interest expense on subordinated debentures of $340,000. The increase in both periods is due primarily to the combination with Allaire Community Bank.

For the three months ended December 31, 2005, provision for loan losses was $212,000 as compared to $72,000 for the same prior year period. The increase is due primarily to strong loan growth that occurred during the three months ended December 31, 2005. For the year ended December 31, 2005, provision for loan losses was $426,000, as compared to $260,000 in 2004. The increase in the provision for loan losses for the year ended December 31, 2005 was commensurate with the growth in the loan portfolio as compared to the prior year.

Non-interest income, which consists of service charges on deposit accounts, income from bank owned life insurance and fees from the gain on sale of residential mortgages, was $470,000 for the three months ended

December 31, 2005, as compared to $210,000 for the same period in 2004. Non-interest income was $1.6 million for the year ended December 31, 2005, as compared to $849,000 in 2004. The increase in both periods is due primarily to the combination with Allaire Community Bank and fee income derived from the gain on sale of residential mortgages which commenced operations in the latter part of 2005.

Non-interest expense was $3.5 million for the three months ended December 31, 2005, as compared to $1.9 million for the same period in 2004. Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, professional fees, core deposit intangible amortization, and other operating expenses. Non-interest expense was $14.6 million for the year ended December 31, 2005, as compared to $7.1 million in 2004. The increase in both periods is due primarily to the combination with Allaire Community Bank.

As a result of the combination with Allaire Community Bank, full-time equivalent employees totaled 152 at December 31, 2005, as compared to 82.5 at December 31, 2004.

Financial Condition

Central Jersey Bancorp’s assets, at December 31, 2005, totaled $514.7 million, an increase of $260.6 million, or 103%, over the pre-combination December 31, 2004 total of $254.1 million. This increase in total assets was primarily attributable to the combination of Central Jersey Bancorp and Allaire Community Bank. The total assets figure of $514.7 million at December 31, 2005, is inclusive of $27.0 million in goodwill and $3.1 million in core deposit intangible recorded in conjunction with the combination with Allaire Community Bank.

Cash and cash equivalents were $21.2 million at December 31, 2005, an increase of approximately $2.6 million, or 14.0%, over the pre-combination December 31, 2004 total of $18.6 million. Effective January 1, 2005, the combination with Allaire Community Bank increased cash and cash equivalents by $6.9 million. On a combined basis at January 1, 2005, total cash and cash equivalents were $26.0 million, which was $4.8 million, or 22.6%, greater than the December 31, 2005 total of $21.2 million.

Investments totaled $134.0 million at December 31, 2005, an increase of $43.8 million, or 48.6%, over the December 31, 2004 total of $90.2 million. Effective January 1, 2005, the combination with Allaire Community Bank increased investment securities by $65.7 million. On a combined basis at January 1, 2005, total investment securities were $155.9 million, which was $21.9 million, or 14.0%, greater than the December 31, 2005 total of $134.0 million. The Company’s investment portfolio decreased during the year ended December 31, 2005 as a result of principal pay downs on mortgage-backed securities totaling $13.1 million and called investment securities totaling $8.8 million. The proceeds were used to fund loan growth that occurred during the year.

Loans held for sale totaled $3.1 million at December 31, 2005 as compared to no loans held for sale at December 31, 2004. The reason for the increase is due primarily to the commencement of a residential mortgage department and the ensuing origination of residential mortgages held for sale in 2005.

Loans, net of the allowance for loan losses, closed the year ended December 31, 2005 at $307.2 million, an increase of $167.5 million, or 120%, over the $139.7 million balance at December 31, 2004. Effective January 1, 2005, the combination with Allaire Community Bank increased net loans by $119.4 million. On a combined basis at January 1, 2005, total net loans were $259.1 million, which was $48.1 million, or 18.6%, lower than the December 31, 2005 total of $307.2 million. The increase in net loans during the year ended December 31, 2005 was the result of loan portfolio growth.

Deposits at December 31, 2005 totaled $407.6 million, an increase of $174.7 million, or 75.0%, over the December 31, 2004 total of $232.9 million. Effective January 1, 2005, the combination with Allaire Community Bank increased deposits by $170.0 million. On a combined basis at January 1, 2005, total deposits were $402.7 million, which was $4.9 million, or 1.2%, lower than the December 31, 2005 total of $407.6 million.

Other borrowings were $38.2 million at December 31, 2005, as compared to no borrowings at December 31, 2004. These borrowings, which are short-term in nature, were used to fund loan growth during the year ended December 31, 2005. Effective January 1, 2005, the combination with Allaire Community Bank increased borrowings by $14.9 million, which was $23.3 million, or 156%, lower than the December 31, 2005 total of $38.2 million.

At December 31, 2005, book value per share and tangible book value per share were $7.91 and $4.04, respectively, as compared to $4.26 for both at December 31, 2004. The increase in book value per share is due primarily to the $27.0 million in goodwill and $3.1 million in core deposit intangible recorded in conjunction with the combination with Allaire Community Bank.

Asset Quality

The allowance for loan losses, which began the year at $1.64 million, or 1.16% of total loans, was $3.17 million at December 31, 2005, with the allowance for loan losses ratio at 1.02%. There were three loans totaling $93,000 charged-off during the year ended December 31, 2005. Non-performing loans totaled $79,000 at December 31, 2005, as compared to $144,000 at December 31, 2004.

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A., the national banking entity resulting from the August 22, 2005 combination of Monmouth Community Bank, N.A. and Allaire Community Bank. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ Capital Market under the trading symbol “CJBK”. Central Jersey Bank, N.A. can be accessed through the internet at www.CJBNA.com.

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies’ actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Central Jersey Bank, N.A. competes.

Contacts

James S. Vaccaro, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004
(dollars in thousands)

	December 31,	December 31,
	2005	2004
ASSETS	(unaudited)
Cash and due from banks	$21,228	$9,169
Federal funds sold	--	9,425
Investment securities available for sale, at market value	111,464	73,668
Investment securities held to maturity (market value of $22,058 (unaudited) and $16,549 at December 31, 2005 and December 31, 2004, respectively)	22,567	16,484
Loans held for sale	3,127	--
Loans, net	307,168	139,697
Premises and equipment	6,006	2,496
Bank owned life insurance Accrued interest receivable	3,338 2,636	-- 1,075
Goodwill	26,983	--
Core deposit intangible	3,097	--
Other assets	7,132	2,101

Total assets	$514,746	$254,115

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Non-interest bearing	$91,297	$29,897
Interest bearing	316,257	202,956
	407,554	232,853

Other borrowings	38,191	--
Subordinated debentures	5,155	5,155
Accrued expenses and other liabilities	2,314	252

Total liabilities	453,214	238,260
Shareholders’ equity:
Common stock, par value $0.01 per share. Authorized
100,000,000 shares and issued and outstanding
7,776,804 and 3,721,450 shares at December 31, 2005
and 2004, respectively.	78	38
Additional paid-in capital	59,574	15,218
Accumulated other comprehensive loss, net of tax benefit	(1,970)	(619)
Retained earnings	3,850	1,218
Total shareholders’ equity	61,532	15,855

Total liabilities and shareholders’ equity	$514,746	$254,115

CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2005 AND 2004
(dollars in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
Interest and dividend income:	2005	2004	2005	2004
	(unaudited)
Interest and fees on loans	$5,273	$2,274	$18,726	$8,206
Interest on securities available for sale	1,148	628	4,891	2,517
Interest on securities held to maturity	261	181	1,091	714
Interest on federal funds sold and due from banks	49	58	239	114
Total interest and dividend income	6,731	3,141	24,947	11,551

Interest expense:
Interest expense on deposits	1,982	847	6,615	2,836
Interest expense on subordinated debentures	95	69	340	193
Interest expense on other borrowings	211	1	547	17
Total interest expense	2,288	917	7,502	3,046

Net interest income	4,443	2,224	17,445	8,505

Provision for loan losses:	212	72	426	260

Net interest income after provision for loan losses	4,231	2,152	17,019	8,245

Other income: Service charges on deposit accounts	332	210	1,401	830
Income on bank owned life insurance	28	--	112	--
Other service charges, commissions and fees	110	--	111	19
Total other income	470	210	1,624	849

Operating expenses:
Salaries and employee benefits	1,832	953	7,287	3,619
Net occupancy expenses	379	232	1,718	844
Data processing fees	207	153	937	571
Core deposit intangible amortization	172	--	688	--
Other operating expenses	942	521	3,920	2,064
Total other expenses	3,532	1,859	14,550	7,098

Income before provision for income taxes	1,169	503	4,093	1,996

Income taxes	410	194	1,461	778

Net income	$759	$309	$2,632	$1,218

Basic earnings per share	$.10	$.08	$.34	$.33
Diluted earnings per share	$.09	$.08	$.31	$.31

Average basic shares outstanding	7,776,804	3,721,450	7,754,487	3,721,376
Average diluted shares outstanding	8,439,645	3,953,193	8,484,869	3,922,962

Performance Ratios (unaudited) (dollars in thousands)
	3 Months Ended December 31,		Year Ended December 31,
Ratio	2005	2004	2005	2004
Return on average assets	0.60%	0.48%	0.54%	0.50%
Return on average tangible assets	0.64%	0.48%	0.58%	0.50%
Return on average equity	4.87%	7.83%	4.31%	7.94%
Return on average tangible equity	9.48%	7.83%	8.51%	7.94%
Efficiency ratio	71.90%	76.34%	76.30%	75.89%
Efficiency ratio (less core deposit intangible amortization expense)	68.39%	76.34%	72.69%	75.89%
Operating expense ratio	2.79%	2.89%	2.98%	2.93%
Interest rate margin	3.93%	3.58%	4.03%	3.64%

Ratio Calculations
Efficiency ratio:
Net interest income	$4,442	$2,224	$17,446	$8,504
Non-interest Income	471	210	1,624	849
Total revenue	4,913	2,434	19,070	9,353
Non-interest expense	$3,532	$1,858	$14,550	$7,098
Ratio	71.90%	76.34%	76.30%	75.89%

Efficiency ratio (less core deposit intangible amortization expense):
Net interest income	$4,442	$2,224	$17,446	$8,504
Non-interest Income	471	210	1,624	849
Total revenue	4,913	2,434	19,070	9,353
Non-interest expense	3,532	1,858	14,550	7,098
Less: Core deposit amortization expense	(172)	--	(688)	--
Non-interest expense (less core deposit intangible amortization expense)	$3,360	$1,858	$13,862	$7,098
Ratio	68.39%	76.34%	72.69%	75.89%

Operating expense ratio:
Average assets	$501,500	$255,183	$487,512	$242,277
Non-interest expense	$3,532	$1,858	$14,550	$7,098
Ratio *	2.79%	2.89%	2.98%	2.93%
* Annualized for the three months ended December 31, 2005 and 2004